Exhibit 10.2

STOCK CONVERSION AGREEMENT

THIS STOCK CONVERSION AGREEMENT (the “Agreement”) is made and entered into effective as of May 20, 2011 (the “Effective Date”), by and between Eagle Ford Oil & Gas Corp (Formerly ECCO Energy Corp)., a publicly traded Nevada corporation (hereinafter “ECCE” or the “Company”) with its principal place of business located at 3315 Marquart St., Suite 206, Houston, TX 77027, and _____________________, (hereinafter referred to as “Preferred Stockholder”), whose address is ______________________.

R E C I T A L S

WHEREAS, on or about March 27, 2007, the Preferred Stockholders were issued ________________________________ shares of ECCO Series D Preferred Stock ("Series D Preferred"), $0.001 par value, pursuant to a Certificate of Designation of Series D Convertible Preferred Stock of ECCO Energy Corp.; and

WHEREAS, the Preferred Stockholder have elected by majority under the terms of the rules of the issuance that they wish to convert all of the Series D Preferred into Common Stock and Common Stock Warrants of Eagle Ford Oil & Gas Corp formerly known as ECCO Energy Corp. ("Conversion Common Stock"), $0.001 par value.

NOW, THEREFORE, in consideration of the foregoing and of the mutual obligations herein contained, it is agreed as follows:

1.           Automatic Conversion. Concurrent with the execution of this Agreement, all of the shares of Preferred Stock held by Preferred Shareholder shall automatically convert into _______ shares of Common Stock of the Company (such shares shall be referred to hereinafter as the “Conversion Common Stock "). The number of Conversion Common Stock shares being issued having been determined in accordance with the calculations set forth in Exhibit “A” attached hereto and made a part hereof for all purposes.

2.           Issuance of New Certificates. Concurrent with the execution of this Agreement, the Preferred Stockholder shall deliver his original stock certificates representing all of his Preferred Stock that is being converted to Conversion Common Stock. Promptly following the Company's receipt of the original stock certificates from the Preferred Stockholder, the Company, at its expense, shall deliver to the Preferred Stockholder, in his name, a certificate representing the number of fully paid and non-assessable Conversion Common Stock shares into which the Preferred Stock has been converted in accordance with the provisions of Section 1 above.

3.           Representations and Warranties of the Company. The Company represents and warrants to the Preferred Stockholder as follows:

a.           Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

b.           Performance of This Agreement. The execution and performance of this Agreement and the issuance of the Conversion Common Stock shares contemplated hereby have been authorized by the board of directors of the Company.

c.           Legality of Shares to be Issued. The Shares to be issued by the Company pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Company and will be fully paid and nonassessable.

4.           Representations and Warranties of the Preferred Stockholder. The Preferred Stockholder represents and warrants to the Company that he is the record owner of Three Hundred Three Thousand Nine Hundred and Thirty Six (303,936) shares of ECCE Series D Preferred Stock and that such are free and clear of any liens, pledges or encumbrances.

5.           Mutual Releases.  The mutual releases given below are in consideration of each other and the issuance of shares as set forth above.

a.           ECCE, together with its past or present officers and directors, hereby jointly and severally completely release and forever discharge the Preferred Shareholder and his past and present personal representatives, attorneys, heirs, executors, successors and assigns from any and all past and present claims, demands, obligations, actions, causes of action, rights, damages, costs and liabilities of any nature whatsoever, related to or arising out of any right, claim, cause of action, suit, debt, whether known or unknown, both at law and in equity, which ECCE  may now have, or may have ever had, regardless whether asserted or not, legal or contractual, and whether arising out of written documents or undertakings, fraud, misrepresentation, course of conduct, tort, or statutory or regulatory, against Preferred Stockholder arising prior to the Effective Date and for any reason whatsoever related to the purchase, sale, issuance, conversion or exchange of common stock or preferred stock, except for such rights or claims arising under or resulting from this Mutual Release.

b.          Preferred Stockholder, together with his past and present personal representatives, attorneys, heirs, executors, successors and assigns, hereby jointly and severally completely release and forever discharge ECCE  and its past and present officers and directors except Sam Skipper, individually only, from any and all past and present claims, demands, obligations, actions, causes of action, rights, damages, costs and liabilities of any nature whatsoever, related to or arising out of any right, claim, cause of action, suit, debt, whether known or unknown, both at law and in equity, which Preferred Stockholder may now have, or may have ever had, regardless whether asserted or not, legal or contractual, and whether arising out of written documents or undertakings, fraud, misrepresentation, course of conduct, tort, or statutory or regulatory, against ECCE arising prior to the Effective Date and for any reason whatsoever related to the purchase, sale, issuance, conversion or exchange of common stock or preferred stock, except for such rights or claims arising under or resulting from this Mutual Release.

6.           Each of the parties acknowledge, represent, warrant, and confirm as to their own respective actions the following: (a) the execution of this Agreement is not based on reliance upon any promise, representation, understanding, or agreement not expressly set forth herein and no party has made any promise or representation to the other not expressly set forth herein; (b) the execution of this Agreement is each above-named party's free and voluntary act without duress, coercion, or undue influence exerted by or on behalf of any other party; (c) the parties are not under any form of legal disability or incapacity at the time they sign this Agreement; and (d) the execution of this Agreement is not in any way an admission of any fault or liability by any party whatsoever.

7.           The parties agree that if any of the provisions of this Agreement shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not be affected or impaired.

8.           Each of the parties acknowledge that they each have read and understood the provisions of this Agreement prior to its execution, and that each signs this Agreement with full knowledge and understanding of the consequences of their acts.

9.           This Agreement: (a) shall be interpreted and construed under the laws of the State of Texas; (b) shall be modified or amended only by writing executed by the parties hereto; and (c) may be executed in several counterparts, and by the parties hereto in separate counterparts, and each counterpart, when executed and delivered, shall constitute an original Agreement enforceable against all who signed it without production of or accounting for any other counterpart, and all separate counterparts shall constitute the same agreement.

EXECUTED effective as of the Effective Date.

Eagle Ford Oil & Gas Corp.

Richard Adams, President

Preferred Stockholder